Exhibit 99.1

Sierra Oncology Reports 2018 Year End Results

- Momelotinib regulatory pathway clarity anticipated in H1 2019 -

- SRA737 preliminary data anticipated in H1 2019 -

VANCOUVER, February 28, 2019 — Sierra Oncology, Inc. (Nasdaq: SRRA), a clinical stage drug development company focused on advancing targeted therapeutics for the treatment of patients with significant unmet needs in hematology and oncology, today reported its financial and operational results for the year ended December 31, 2018.

“In 2018, with our opportunistic acquisition of the Phase 3 asset, momelotinib, we transformed Sierra into a late-stage company developing a diverse portfolio of promising drug candidates. We are currently advancing discussions with regulators to determine the registration path for momelotinib and expect to report next steps in the first half of 2019. Our registration strategy envisions conducting one additional Phase 3 trial in second line myelofibrosis patients, a population with significant unmet medical needs, in order to recapitulate the meaningful clinical benefits observed in two previously completed Phase 3 trials,” said Dr. Nick Glover, President and CEO of Sierra Oncology. “We have also enrolled a substantial number of patients into the two ongoing trials for our oral Chk1 inhibitor, SRA737, and remain on track to report clinical data from these studies in the first half of 2019. In addition, our Cdc7 inhibitor, SRA141, recently delivered compelling preclinical efficacy data and has been cleared by the FDA to begin clinical trials.”

2018 Highlights:

Momelotinib:

•

In August 2018, we acquired momelotinib, a potent, selective and orally-bioavailable JAK1, JAK2 and ACVR1 inhibitor. Momelotinib has been investigated in two completed Phase 3 trials for the treatment of myelofibrosis and has demonstrated a potentially differentiated therapeutic profile encompassing anemia-related clinical benefits, as well as achieving substantive splenic volume reduction and constitutional symptom control.

•

In October 2018, we hosted a Key Opinion Leader call featuring a presentation by distinguished medical oncologist Dr. Srdan Verstovsek, MD, PhD, Professor in the Department of Leukemia at The University of Texas MD Anderson Cancer Center, Houston, Texas, who discussed momelotinib and its potential to address unmet medical needs in myelofibrosis.

•

In December 2018, we reported aggregated transfusion independence responses from more than 150 transfusion dependent myelofibrosis patients demonstrating robust and consistent response rates within and across the two completed SIMPLIFY Phase 3 clinical trials and a translational biology study in transfusion dependent patients with myelofibrosis. More than 44% of these patients became transfusion free for at least 12 weeks and nearly 50% were transfusion independent for at least 8 weeks. Data from the latter study were also presented in a poster at the 60th American Society of Hematology Annual Meeting & Exposition in San Diego, California.

SRA737:

•

During 2018, we continued to enroll patients into the two ongoing trials for SRA737, our potent, highly selective, orally bioavailable small molecule inhibitor of Chk1. Supported by emerging clinical validation for Chk1 inhibition in high grade serous ovarian cancer (HGSOC), we prioritized enrollment of genetically defined HGSOC patients into the SRA737 monotherapy trial, while continuing to enroll patients into the trial’s other indications. The SRA737+LDG (low dose gemcitabine) trial which has been enrolling across four indications, was also modified to prioritize for the enrollment of genetically defined HGSOC patients. In April 2018, we presented preclinical data in a late-breaking poster at the American Association of Cancer Research (AACR) 2018 Annual Meeting in Chicago demonstrating that SRA737 is active in both poly ADP-ribose (PARP) inhibitor resistant and CCNE1 amplified HGSOC. In November 2018, we reported preclinical data in a poster presented at the 30th EORTC-NCI-AACR Symposium in Dublin, Ireland demonstrating that SRA737 has impressive efficacy in highly aggressive models of ovarian cancer (CCNE1-amplified and MYCN-overexpressing HGSOC patient-derived xenograft models).

•

During 2018, we prepared for a potential Phase 1b/2 combination trial of SRA737 with the PARP inhibitor niraparib, in subjects with metastatic castration-resistant prostate cancer. In February 2018, we signed a supply agreement with Janssen Research & Development, LLC where they will supply niraparib for the study. We are currently evaluating the optimal timing to commence this trial within the context of our recently expanded portfolio. In April 2018, we presented supportive preclinical data at the AACR 2018 Annual Meeting in Chicago demonstrating that SRA737 synergizes with niraparib to kill carcinoma cells via multiple cell death pathways.

•

In November 2018, we reported preclinical data for SRA737 combined with Immunotherapy in a poster presented at the AACR Conference on Tumor Immunology and Immunotherapy in Miami Beach, Florida. SRA737 activated the innate immune signaling STING pathway and demonstrated significant anti-tumor activity in an immunocompetent preclinical model of small cell lung cancer (SCLC).

SRA141:

•

During 2018, we successfully completed the Investigational New Drug Application (IND) filing process with the U.S. Food and Drug Administration (FDA) for our novel oral Cdc7 inhibitor, SRA141, and have prepared for a potential Phase 1/2 trial of the drug candidate in patients with advanced colorectal cancer. We are currently evaluating the optimal timing to commence this trial within the context of our recently expanded portfolio.

•

In November 2018, we reported preclinical data for SRA141 in a poster presented at the 30th EORTC-NCI-AACR Symposium held in Dublin, Ireland, demonstrating that SRA141 potently and selectively inhibits Cdc7, thereby interfering with DNA replication and cell cycle dynamics within tumor cells while sparing normal cells. This unique mechanism results in significant in vitro anti-proliferative activity in a broad spectrum of tumor cell lines derived from both solid and hematologic cancers and translates into robust efficacy and tumor regressions in rodent xenograft cancer models.

Year End 2018 Financial Results (all amounts reported in U.S. currency)

Research and development expenses were $41.1 million for the year ended December 31, 2018, compared to $30.2 million for the year ended December 31, 2017. The increase was primarily due to an increase of $7.2 million in clinical trial costs mainly related to SRA737, a $3.0 million upfront fee paid to Gilead for the acquisition of our lead product candidate momelotinib and a $3.0 million increase in personnel-related and allocated overhead costs, partially offset by decreases of $1.9 million in third-party manufacturing costs related to SRA737 and SRA141 and $0.4 million in research, preclinical and other support costs. Research and development expenses included non-cash stock-based compensation of $4.5 million and $4.0 million for the year ended December 31, 2018 and 2017, respectively.

General and administrative expenses were $14.3 million for the year ended December 31, 2018, compared to $12.5 million for the year ended December 31, 2017. This increase was primarily due to a $1.7 million increase in personnel-related costs, professional fees and allocated overhead and a $0.2 million increase in business development costs. General and administrative expenses included non-cash stock-based compensation of $2.3 million and $1.9 million for the years ended December 31, 2018 and 2017, respectively.

For the year ended December 31, 2018, Sierra incurred a net loss of $53.3 million, compared to a net loss of $42.0 million for the year ended December 31, 2017.

Cash and cash equivalents totaled $106.0 million as of December 31, 2018, compared to $100.3 million as of December 31, 2017. At December 31, 2018, there were 74,365,965 shares of common stock issued and outstanding, with another 10,577,941 issuable upon exercise of stock options and warrants, and a term loan of $4.9 million.

About Sierra Oncology

Sierra Oncology is a clinical stage drug development company advancing targeted therapeutics for the treatment of patients with unmet medical needs in hematology and oncology. Our lead drug candidate, momelotinib, is a potent, selective and orally-bioavailable JAK1, JAK2 and ACVR1 inhibitor that has been investigated in two completed Phase 3 trials for the treatment of myelofibrosis and has demonstrated a potentially differentiated therapeutic profile encompassing anemia-related benefits, as well as achieving substantive splenic volume reduction and constitutional symptom control.

Sierra is also advancing SRA737 and SRA141. SRA737 is a potent, highly selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), a key regulator of cell cycle progression and the DNA Damage Response (DDR). SRA737 is currently being investigated in two Phase 1/2 clinical trials primarily focused on patients with ovarian cancer: SRA737-01, a monotherapy study, and SRA737-02, a drug combination study evaluating SRA737 potentiated by low dose gemcitabine. Sierra has also prepared for a potential clinical study of SRA737 in combination with a PARP inhibitor. SRA141 is a potent, selective, orally bioavailable small molecule inhibitor of Cell division cycle 7 kinase (Cdc7). Cdc7 is a key regulator of DNA replication and is involved in the DDR network, making it a compelling emerging target for the potential treatment of a broad range of tumor types.

For more information, please visit www.sierraoncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology’s market and industry position, expectations from current data, anticipated clinical development activities and timing, expectations regarding when trial data may be reported, use and adequacy of existing cash and cash equivalents, and potential benefits of Sierra Oncology’s product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology may be unable to successfully develop and commercialize product candidates, product candidates may not demonstrate safety and efficacy or otherwise produce positive results, Sierra Oncology may experience delays in the preclinical and anticipated clinical development of its product candidates, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

SIERRA ONCOLOGY, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	December 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$106,046	$100,348
Prepaid expenses and other current assets	2,706	1,377

Total current assets	108,752	101,725
Property and equipment, net	168	154
Other assets	549	319

TOTAL ASSETS	$109,469	$102,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued liabilities	$8,812	$6,133
Accounts payable	1,287	1,339

Total current liabilities	10,099	7,472
Term loan	4,891	—

TOTAL LIABILITIES	14,990	7,472

STOCKHOLDERS’ EQUITY:
Common stock	74	52
Additional paid-in capital	771,817	718,751
Accumulated deficit	(677,412)	(624,077)

TOTAL STOCKHOLDERS’ EQUITY	94,479	94,726

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$109,469	$102,198

SIERRA ONCOLOGY, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating expenses:
Research and development	$11,046	$7,550	$41,078	$30,157
General and administrative	3,603	3,255	14,339	12,462

Total operating expenses	14,649	10,805	55,417	42,619

Loss from operations	(14,649)	(10,805)	(55,417)	(42,619)
Other income, net	447	254	1,780	760

Loss before provision for (benefit from) income taxes, net	(14,202)	(10,551)	(53,637)	(41,859)
Provision for (benefit from) income taxes, net	81	48	(302)	156

Net loss	$(14,283)	$(10,599)	$(53,335)	$(42,015)

Net loss per common share, basic and diluted	$(0.19)	$(0.20)	$(0.75)	$(0.84)

Weighted-average shares used in computing net loss per common share, basic and diluted	74,365,632	52,330,334	70,739,210	49,899,299

Contact:

James Smith

Vice President, Corporate Affairs

Sierra Oncology

604.558.6536

investors@sierraoncology.com